Exhibit 10.1

October 13, 2021

Robert G. Barbieri

RE: Offer of Employment at Inseego Corp.

Dear Bob,

It is my pleasure to make you the following offer of employment with Inseego Corp., (“Company”), as Chief Financial Officer. This is an exempt, full time position. In this role, you will report to Dan Mondor, Chairman of the Board and CEO, with a tentative start date on October 25, 2021. This offer of employment expires on Monday, October 18, 2021.

Compensation: You will receive a bi-weekly salary in the amount of USD $15,384.62 paid in accordance with our normal payroll procedures. This is equivalent to $400,000 on an annualized basis.

Company Bonus: You are eligible to participate in the Inseego Corp. Company Bonus Plan with a target bonus opportunity of 50% of your base salary for the relevant period, based on criteria established by the Compensation Committee of the Board of Directors of the Company (“Board”). You will be eligible for your full year 2021 annual target.

Benefits: You will be eligible to participate in the Company’s benefit plans consisting of medical, dental, vision, short-term and long-term disability, term life insurance and accidental death and dismemberment insurance. You also will be eligible to participate in the Company’s 401(k) plan and, if available, the Inseego Employee Stock Purchase Plan, subject to its terms and conditions.

You will receive more information about these programs, including eligibility, at New Hire Orientation.

Change in Control, Severance and Indemnification: You will receive the benefits described in the Change in Control and Severance Agreement attached hereto as Exhibit A. You will also be authorized to enter into the Company’s standard form of Indemnification Agreement for Directors and Executive Officers, a copy of which is attached hereto as Exhibit B.

Equity Awards: We will recommend to the Board of Directors of Inseego (or a committee thereof), that you be granted non-qualified stock options to purchase three hundred seventy-five thousand (375,000) shares of Inseego Common Stock (the “Options”). The Options will vest over 4 years, as follows: (i) one-fourth (1/4) of the Options shall vest on the first anniversary of your start date, and (ii) the remaining three-fourths (3/4) shall vest in equal monthly installments over the following thirty-six (36) months thereafter.

The Options will be subject to the Company’s standard terms and conditions for employee stock options. In addition, disposing of the underlying shares issuable upon exercise of stock options shall be subject to the Company’s Insider Trading Policy which will be made available to you shortly following the commencement of your employment. All equity award recommendations are subject to the final approval of the Board of Directors of Inseego (or a committee thereof).

1

General Requirements: You will be required to sign an Inventions, Disclosure, Confidentiality & Proprietary Rights Agreement with the Company on the commencement date of your employment. We also will ask you certify to us that accepting employment at the Company or performing your duties at the Company as outlined will not be a violation of any agreement or understanding you may have with a prior employer or party. In addition, you will be required during your employment to abide by the Company’s Code of Business Conduct and Ethics and customary employment policies and procedures that apply to all Company employees. The Code and related business and employment practices, which will be presented to you during the first few weeks of your employment with the Company, address numerous topics, including but not limited to, prohibitions on (i) sexual harassment, (ii) trading in the Company’s securities at certain times and (iii) working for, or consulting to, other employers or parties while you are employed by the Company.

This offer of employment is contingent upon satisfactory completion of a pre-employment background check, confirmation of any conferred degrees, satisfactory references, verification of your employment history as stated on your resume and verification you may legally work in the U.S., consistent with the requirements of the Immigration Reform and Control Act (“IRAC”). In this regard, on your first day of employment, you will be asked to provide the Company with the required form(s) of work authorization and identification required by the U.S. Citizenship and Immigration Services (USCIS).

Please note your employment at the Company is employment at will, which means that either you or the Company can terminate your employment at any time with or without cause or advance notice. By signing below, you agree that no other promises or material terms of employment have been offered to you other than as set forth herein and that this offer letter may be modified or supplemented only in writing, manually signed by both you and either the Chief Human Resources Officer or the Chief Executive Officer

If you have any questions about the above information, please feel free to contact Natacha Pavan (858) 812-3488. I look forward to working with you as a member of the Inseego team.

Sincerely,	I accept the offer, as stated.

/s/ Dan Mondor	/s/ Robert G. Barbieri	10/15/2021
Dan Mondor	Robert G. Barbieri	Date
Chairman of the Board & CEO

2